As filed with the Securities and Exchange Commission on July 24, 2018

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COASTAL FINANCIAL CORPORATION

(exact name of registrant as specified in its charter)

Washington	56-2392007
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5415 Evergreen Way

Everett, Washington 98203

(425) 257-9000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Coastal Financial Corporation 2006 Stock Option and Equity Compensation Plan

Coastal Financial Corporation 2018 Omnibus Incentive Plan

(Full Title of the Plans)

Eric M. Sprink President and Chief Executive Officer Coastal Financial Corporation 5415 Evergreen Way Everett, Washington 98203 (425) 257-9000	Copies to: Aaron M. Kaslow, Esq. Kilpatrick Townsend & Stockton LLP 607 14th Street, NW, Suite 900 Washington, DC 20005 (202) 508-5800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(6)
Common Stock no par value	710,260 (2)	$6.24 (4)	$4,432,023 (4)	$552
Common Stock no par value	500,000 (3)	$16.31 (5)	$8,155,000 (5)	$1,016

(1)

Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Coastal Financial Corporation 2018 Omnibus Incentive Plan (the “2018 Plan”) and the Coastal Financial Corporation 2006 Stock Option and Equity Compensation Plan (the “2006 Plan” and, together with the 2018 Plan, the “Plans”) as the result of a stock split, stock dividend or similar adjustment to the outstanding common stock of Coastal Financial Corporation (the “Common Stock”) pursuant to 17 C.F.R. §230.416(a).

(2)	Represents the shares of Common Stock which may be issued upon the exercise of stock options to purchase shares of common stock granted under the 2006 Plan.
(3)

Represents the shares of Common Stock which will be distributed upon the vesting of restricted stock, restricted stock units or stock-based performance awards granted under the 2018 Plan, or which may be issued upon the exercise of stock options to purchase shares of common stock granted under the 2018 Plan.

(4)

This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”) on the basis of the weighted average exercise price of $6.24 per share for outstanding options under the 2006 Plan.

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act on the basis of the high and low reported sales price of Common Stock on the Nasdaq Global Select Market on July 18, 2018.

(6)	Estimated solely for the purpose of calculating the registration fee.

This Registration Statement shall become effective immediately upon filing in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act”), and 17 C.F.R. §230.462.

PART I    INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 & 2. The documents containing the information for each of the Coastal Financial Corporation 2018 Omnibus Incentive Plan (the “2018 Plan”) and the Coastal Financial Corporation 2006 Stock Option and Equity Compensation Plan (the “2006 Plan” and, together with the Omnibus Plan, the “Plans”) specified by Part I of this Registration Statement will be sent or given to the participants in the Plans as specified by Rule 428(b)(1). Said documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428. Said documents and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for this Registration Statement.

PART II    INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed or to be filed by Coastal Financial Corporation (the “Registrant” or the “Corporation”) with the SEC are incorporated by reference in this Registration Statement:

(a)     The prospectus filed by the Registrant with the SEC pursuant to Rule 424(b) under the Securities Act, on July 18, 2018, relating to the registration statement on Form S-1, as amended (File No. 333-225715), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(c)    The description of the Registrant’s common stock contained in the Registrant’s Form 8-A (File No. 001-38589), as filed with the SEC on July 16, 2018, including any amendments or reports filed for the purpose of updating such description.

(d)    All documents filed by the Registrant, where applicable, pursuant to Sections 13(a) and (c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold (in each case other than those portions furnished under Items 2.02. 7.01 and 9.01 of Form 8-K).

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable, as the Registrant’s Common Stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended.

Item 5.	Interests of Named Experts and Counsel

None.

Item 6.	Indemnification of Directors and Officers

With the exception of internal claims (those brought against the Registrant or any person related to or associated with the Registrant), the Registrant is obligated under the Second Amended and Restated Articles of Incorporation of the Registrant (the “Second Amended and Restated Articles of Incorporation”) to indemnify any person who is, or is threatened to be made, a party to any action, suit or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, and whether by or in the right of the Registrant or its shareholders or by any other party, by reason of the fact that the person is, as such terms are defined in the

Second Amended and Restated Articles of Incorporation, a Director, Officer-Director, or Subsidiary Outside Director against judgements, penalties or penalty taxes, fines, settlements (even if paid or payable to the Registrant or its shareholders or to, as such term is defined in the Second Amended and Restated Articles of Incorporation, a Subsidiary Corporation) and reasonable expenses, including attorneys’ fees, actually incurred in connection with such action, suit or proceeding unless the liability and expenses were on account of conduct adjudged by a court having jurisdiction, from which there is no further right to appeal, based upon clear and convincing evidence, or Finally Adjudged, to be an act or omission that involve intentional misconduct or a knowing violation of law, conduct violating Section 23B.08.310 of the Washington Business Corporation Act, as amended, or participation in any transaction from which the person will personally receive a benefit in money, property or services to which the person is not legally entitled, or Egregious Conduct). Such expenses reasonably incurred will be paid or reimbursed by the Registrant, upon request of such person, in advance of the final disposition of such action, suit or proceeding upon receipt by the Registrant of a written, unsecured promise by the person to repay such amount if, upon final adjudication, such person is not entitled to indemnification.

The Registrant’s Second Amended and Restated Articles of Incorporation further provide that the Registrant will provide indemnification and advancement of expenses in connection with either an administrative proceeding or civil action instituted by a federal banking agency to the extent permitted, and in the manner prescribed by, any state or federal laws or regulations applicable to the Registrant, or any formal policies adopted by a regulatory agency having jurisdiction over the Registrant.

To the extent that indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to the Registrant’s directors and officers, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Finally, the Registrant’s ability to provide indemnification to its directors and officers is limited by federal banking laws and regulations.

Section 23B.08.320 of the Washington Business Corporation Act, as amended, provides that articles of incorporation may contain provisions not inconsistent with law that eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that such provisions shall not eliminate or limit the liability of a director for acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director, for conduct violating Section 23B.08.310 of the Washington Business Corporation Act, as amended, or for any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

The Second Amended and Restated Articles of Incorporation provide that no Director, Officer-Director, former Director or former Officer-Director will be personally liable to the Registrant or its shareholders for monetary damages for conduct as a Director or Officer-Director occurring after the effective date of Article 10 of the Second Amended and Restated Articles of Incorporation, unless the conduct is Finally Adjudged to be Egregious Conduct.

The Registrant maintains directors’ and officers’ liability insurance which covers certain liabilities and expenses of its directors and officers and covers it for reimbursement of payments to its directors and officers in respect of such liabilities and expenses, in each case subject to certain limits and exceptions.

Item 7.	Exemption from Registration Claimed

None.

Item 8.	Exhibits

The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

List of Exhibits (filed herewith unless otherwise noted):

Exhibit	Description

4.1	Second Amended and Restated Articles of Incorporation of Coastal Financial Corporation (incorporated by reference to Exhibit 3.1 to the Corporation’s Form S-1 Registration Statement filed with the SEC on June 19, 2018 (File No. 333-225715))

4.2	Articles of Amendment to the Second Amended and Restated Articles of Incorporation of Coastal Financial Corporation (incorporated by reference to Exhibit 3.2 to the Corporation’s Form S-1 Registration Statement filed with the SEC on June 19, 2018 (File No. 333-225715))

4.3	Amended and Restated Bylaws of Coastal Financial Corporation (incorporated by reference to Exhibit 3.3 to the Corporation’s Form S-1 Registration Statement filed with the SEC on June 19, 2018 (File No. 333-225715))

4.4	Form of Common Stock Certificate of Coastal Financial Corporation (incorporated by reference to Exhibit 4.1 to the Corporation’s Form S-1 Registration Statement filed with the SEC on June 19, 2018 (File No. 333-225715))

4.5	Form of Stock Option Award Agreement

4.6	Form of Restricted Stock/Restricted Stock Unit Award Agreement

4.7	Form of Performance Award Agreement

5	Opinion of Kilpatrick Townsend & Stockton LLP as to the legality of the common stock to be issued

10.1	Coastal Financial Corporation 2006 Stock Option and Equity Compensation Plan, as amended (incorporated by reference to Exhibit 10.1 to the Corporation’s Form S-1 Registration Statement filed with the SEC on June 19, 2018 (File No. 333-225715))

10.2	Coastal Financial Corporation 2018 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.3 to the Corporation’s Form S-1 Registration Statement filed with the SEC on June 19, 2018 (File No. 333-225715))

23.1	Consent of Kilpatrick Townsend & Stockton LLP (contained in the Opinion included as Exhibit 5)

23.2	Consent of Moss Adams LLP

24	Power of Attorney (contained on the signature page)

Item 9.	Undertakings

(a)     The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, Coastal Financial Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, the City of Everett, State of Washington on July 23, 2018.

COASTAL FINANCIAL CORPORATION

By:	/s/ Eric M. Sprink
Eric M. Sprink
President and Chief Executive Officer

We, the undersigned directors and officers of Coastal Financial Corporation (the “Registrant”) hereby severally constitute and appoint Eric M. Sprink and Joel G. Edwards with full power of substitution, our true and lawful attorneys-in-fact and agents, to do any and all things in our names in the capacities indicated below which said Eric M. Sprink and Joel G. Edwards may deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-8 of the Registrant, including specifically but not limited to, power and authority to sign for us in our names in the capacities indicated below, the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Eric M. Sprink and Joel G. Edwards shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Eric M. Sprink Eric M. Sprink	President and Chief Executive Officer (principal executive officer)	July 23, 2018

/s/ Joel G. Edwards Joel G. Edwards	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	July 23, 2018

/s/ Andrew P. Skotdal Andrew P. Skotdal	Director (Chairman)	July 23, 2018

/s/ Christopher D. Adams Christopher D. Adams	Director (Vice Chairman)	July 23, 2018

/s/ Andrew R. Dale Andrew R. Dale	Director	July 23, 2018

/s/ John M. Haugen, Jr. John M. Haugen, Jr.	Director	July 23, 2018

/s/ Steven D. Hovde Steven D. Hovde	Director	July 23, 2018

/s/ Thomas D. Lane Thomas D. Lane	Director	July 23, 2018

/s/ Jack T. Thompson Jack T. Thompson	Director	July 23, 2018

/s/ Gregory A. Tisdel Gregory A. Tisdel	Director	July 23, 2018